                                                                 EXHIBIT 4.05(e)

                             FOURTH AMENDMENT TO THE
                                 INTERLAND, INC.
                              STOCK INCENTIVE PLAN

         THIS AMENDMENT is made as of the ______ day of June, 2000, by Interland, Inc., a Georgia corporation (the "Company");



                              W I T N E S S E T H:
                              - - - - - - - - - --

         WHEREAS, the Company established the Interland, Inc. Stock Incentive Plan (the "Plan") effective July 1, 1999 and approved by its shareholders August 26, 1999; and

         WHEREAS, Article 13 of the Plan permits the Board of Directors of the Company to amend the Plan; and

         WHEREAS, the Board of Directors has approved a stock split of the Company's Common Stock on the effective date of the Company's proposed initial public offering; and

         WHEREAS, the Board of Directors of the Company desires to amend the Plan to reflect the effect of such stock split.

         NOW, THEREFORE, for and in consideration of the foregoing premises, and other good and valuable consideration, the Plan is amended as follows:

1. SECTION 4.1 is hereby amended by deleting in the first sentence the number "7,000,000" and replacing it with "seven million five hundred sixty thousand (7,560,000)".

2. This Fourth Amendment shall be effective as of the effective date of the Company's proposed initial public offering and immediately following the Company's stock split on such date. Except as hereby amended, the Plan shall remain in full force and effect.

IN WITNESS WHEREOF, the undersigned does hereby execute this Fourth Amendment to the Plan as of the date first above written.

                                            INTERLAND, INC.

                                            By:
                                               ---------------------------------
                                                  Kenneth Gavranovic, President